Exhibit H

July 25, 2009

Procific

P.O. Box 7106

211 Corniche Street

Abu Dhabi, United Arab Emirates

Trident III, L.P.

Trident III Professionals Fund, L.P.

c/o Walkers Corporate Services Limited

Walkers House, 87 Mary Street

George Town

Grand Cayman KY1-9005 Cayman Islands

Ladies and Gentlemen:

Reference is made to the Securities Purchase Agreement dated as of July 17, 2009 (as amended, modified or supplemented from time to time, the “Procific SPA”) between PartnerRe Ltd. (“PartnerRe”) and Procific (“Procific”). Except as specified in Sections 2 and 3, all capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Procific SPA.

The parties hereto understand that in connection with the entry into of the Procific SPA, Procific has or intends to grant Trident III, L.P., Trident III Professionals Fund, L.P. or one of their Affiliates (collectively, “Stone Point”) the sole or shared power, directly or indirectly, (i) to vote or direct (individually or together with one or more other Persons) the voting (such power, “Voting Power”) and/or (ii) to dispose or direct (individually or together with one or more other Persons) the disposition (such power, “Dispositive Power”), in each case, of the Parent Shares issued to Procific pursuant to the Procific SPA at the Closing (such shares, the “Subject Shares”). This letter agreement serves to memorialize the understandings of the parties hereto with respect to Stone Point’s Investment Power and/or Dispositive Power over the Subject Shares and the implications of such Investment Power and/or Dispositive Power to (i) the Procific SPA, (ii) the Investor Agreement (as amended, modified or supplemented from time to time, the “Stone Point Investor Agreement”) to be entered into at the Closing among PartnerRe, Trident III, L.P. and Trident III Professionals Fund, L.P. and (iii) the Registration Rights Agreement (as amended, modified or supplemented from time to time, the “Stone Point Registration Rights Agreement”) to be entered into at the Closing among PartnerRe, Trident III, L.P. and Trident III Professionals Fund, L.P.

Notwithstanding the terms of the Procific SPA, the Stone Point Investor Agreement or the Stone Point Registration Rights Agreement to the contrary, the parties hereby agree as follows:

1.        Procific SPA.

(a)      For so long as Stone Point shall have Dispositive Power over all or a portion of the Subject Shares, the provisions of Article 5 of the Procific SPA and Exhibit A thereto shall be suspended and deemed inapplicable with respect to those Subject Shares over which Stone Point has Dispositive Power.

(b)      Section 3.03 of the Procific SPA is hereby deleted in its entirety and replaced with the following:

“Section 3.03. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby require no action by or in respect of, or filing with or notifications to, any Governmental Authority of Abu Dhabi or the Cayman Islands, or, to the knowledge of Seller, any other Governmental Authority, other than compliance with any other applicable requirements of the 1933 Act or the 1934 Act, with only such exceptions that, individually or in the aggregate, would not reasonably be expected to adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement to be consummated by it.”

(c)      Article 4 of the Procific SPA is hereby supplemented by adding the following at the end thereto:

“Section 4.08. Per Share Consideration. Each seller of Company Shares party to the Securities Purchase Agreement dated as of July 17, 2009 with Parent will receive the same consideration per Company Share paid to Seller in this Agreement.”

(d)      Except as set forth in Section 8.03 of the Procific SPA or as may be reasonably necessary or advisable for PartnerRe to fulfill its obligations under Section 3 of this letter agreement and, to the extent not suspended under Section 1(a) of this letter agreement, Article 5 of the Procific SPA, without the consent of Procific, PartnerRe will not publish or disclose Procific’s identity or holding of Company Shares, the nature of Procific’s commitments, arrangements or understandings under the Procific SPA (including, for the avoidance of doubt, the disclosure of the Procific SPA) or any other information regarding Procific.

(e)      Section 11.01(e) of the Procific SPA is hereby supplemented by adding the following at the end thereof:

“but only to the extent such breach by a “Seller” results in the breach of Parent or Purchaser hereunder.”

2.        Stone Point Investor Agreement. For purposes of this paragraph 2 of this letter agreement, all capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Stone Point Investor Agreement.

(a)      Deemed Beneficial Ownership. For so long as Stone Point shall have either Investment Power and/or Dispositive Power over all or a portion of the Subject Shares, the portion of such Subject Shares over which Stone Point has Investment Power and/or Dispositive Power shall be deemed for purposes of the Stone Point Investor Agreement to be beneficially owned by Stone Point (other than for purposes of the representations and warranties set forth in Section 2.02(e) of the Stone Point Investor Agreement).

(b)      Group and Affiliate Status. For purposes of the Stone Point Investor Agreement, Stone Point and its Affiliates, on the one hand, and Procific and its Affiliates, on the other hand, shall not be considered to be members of a Group with respect to any Voting Securities or Affiliates of each other solely by virtue of (i) Stone Point’s Investment Power or Dispositive Power over the Subject Shares and (ii) the terms of this letter agreement.

(c)      In-Kind Distributions. The provisions of Section 3.03(a)(ii) of the Stone Point Investor Agreement shall be deemed to be inapplicable with respect to any Transfer of the Subject Shares.

(d)      Subsequently Acquired Company Securities. If Procific shall in the future grant Investment Power and/or Dispositive Power over any Company Securities beneficially owned by Procific or any of its Affiliates (other than the Subject Shares) to Stone Point, such Company Securities shall be subject to the terms of this letter agreement for purposes of the Stone Point Investor Agreement to the same extent as though such Company Securities were Subject Shares. Procific shall promptly notify PartnerRe (with a copy to Stone Point) upon any such additional Company Securities becoming subject to this Section 2(d).

(e)      Certain Understandings. Neither Procific nor any of its Affiliates shall be a party to or have any rights or obligations under the Stone Point Investor Agreement, and this letter agreement shall not create any third party beneficiary or other rights in Procific or any of its Affiliates with respect to the Stone Point Investor Agreement.

3.        Registration Rights. For purposes of this paragraph 3, all capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Stone Point Registration Rights Agreement.

(a)      Registration Rights. Subject to PartnerRe having received the information set forth in clause (c) of this Section 3 below, Stone Point shall have the right to include the Subject Shares that are subject to Stone Point’s Dispositive Power in any Shelf Resales or Shelf Demand Offerings in accordance with, and subject to the notice requirements, conditions, suspension periods and limitations set forth in the Stone Point Registration Rights Agreement.

(b)      Lock-up. For so long as Stone Point shall have Dispositive Power over any Subject Shares, Procific shall be subject to Section 2.01(f) of the Stone Point Registration Rights Agreement to the same extent as though Procific were a Holder.

(c)      Registration Procedures. For so long as Stone Point shall have Dispositive Power over any Subject Shares, Procific shall provide to PartnerRe the information, documents and instruments required to be provided by any Holder under Sections 2.03(b)(i) and 2.03(b)(ii) of the Stone Point Registration Rights Agreement.

(d)      Registration Expenses. Procific shall be deemed a Holder for purposes of the expense payment provisions set forth in Section 2.04 of the Stone Point Registration Rights Agreement. Stone Point and Procific shall, jointly and severally, pay to PartnerRe Procific’s portion of PartnerRe’s out-of-pocket expenses determined in accordance with Section 2.04 of the Stone Point Registration Rights Agreement.

(e)      Indemnification. Procific shall be deemed a Holder for purposes of the indemnification and contribution provisions set forth in Section 2.05 of the Stone Point Registration Rights Agreement.

(f)       Certain Understandings. Neither Procific nor any of its affiliates shall be a party to or have any rights or, except as provided in clauses (b), (c), (d) and (e) above, obligations under the Stone Point Registration Rights Agreement, and this letter agreement shall not create any third party beneficiary or other rights in Procific or any of its affiliates with respect to the Stone Point Registration Rights Agreement.

4.        Notice. PartnerRe shall be entitled to assume for all purposes of this letter agreement that Stone Point has Voting Power and Dispositive Power over all Subject Shares until PartnerRe receives a written notice to the contrary from Procific with a copy to Stone Point (the “Power Termination Notice”). Upon receipt of such Power Termination Notice, PartnerRe will as soon as reasonably practicable take such action as it deems necessary to fulfill its obligations under Exhibit A to the Procific SPA; provided that, if PartnerRe already has received a Shelf Demand Notice at the time it receives such Power Termination Notice, PartnerRe shall be required to take such action as soon as reasonably practicable after the earlier of (i) the date of closing of a Shelf

Demand Offering related to such Shelf Demand Notice and (ii) the date on which PartnerRe receives a notice of withdrawal of such Shelf Demand Notice.

In addition, if Stone Point shall cease to have Voting Power or Dispositive Power over any Subject Shares, but shall subsequently be re-granted such Voting Power or Dispositive Power, Procific shall promptly notify PartnerRe (with a copy to Stone Point) of such re-grant (the “Power Re-grant Notice”). Upon receipt of the Power Re-grant Notice, PartnerRe will as soon as reasonably practicable take such action as it deems necessary to fulfill its obligations under Section 3(a) of this letter agreement; provided that, if PartnerRe has already received a Shelf Demand Notice at the time it receives the Power Re-grant Notice, PartnerRe shall be required to take such action as soon as reasonably practicable after the earlier of (i) the date of closing of a Shelf Demand Offering related to such Shelf Demand Notice and (ii) the date on which PartnerRe receives a notice of withdrawal of such Shelf Demand Notice.

5.        Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

6.        Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York, so long as such court shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this letter agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party at its respective address set forth in this letter of agreement shall be deemed effective service of process on such party. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions in any manner provided by Applicable Law.

7.         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT.

8.        Amendments and Waivers.

(a)      Any provision of this letter agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this letter agreement, or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)      No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

9.        Counterparts; Effectiveness. This letter agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This letter agreement shall become effective contemporaneously with the effectiveness of the Procific SPA in accordance with its terms. Except as amended hereby, the Procific SPA, the Stone Point Investor Agreement and the Stone Point Registration Rights Agreement shall remain unchanged and in full force and effect. This letter agreement shall automatically terminate prior to the Closing if the Procific SPA has been terminated.

Very truly yours,

PARTNER RE LTD.

By:	/s/ Amanda Sodergren
	Name:	AMANDA SODERGREN
	Title:	CHIEF LEGAL COUNSEL

Signature Page to Procific Side Letter

Accepted and agreed as of the date first written above:

PROCIFIC

By:	/s/ Ahmed Ghubash
	Name:	AHMED GHUBASH
	Title:	DIRECTOR

By:	/s/ Khaled Khouri
	Name:	KHALED KHOURI
	Title:	DIRECTOR

Trident III, L.P.

By:	Stone Point Capital LLC, as manager

By:	/s/ David Wermuth
	Name:	DAVID WERMUTH
	Title:	SR. PRINCIPAL

Trident III Professionals Fund, L.P.

By:	Stone Point Capital LLC, as manager

By:	/s/ David Wermuth
	Name:	DAVID WERMUTH
	Title:	SR. PRINCIPAL

cc:	Patton Boggs LLP
2550 M Street, NW
Washington, DC 20037
Attention: Geoffrey G. Davis

Trident III, L.P.
Trident III Professionals Fund, L.P
c/o Stone Point Capital LLC
20 Horseneck Lane
Greenwich, CT 06830
Attention: David Wermuth

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017 USA
Attention: Peter J. Gordon